Exhibit 99.1

One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Announces Appointment of Rick Briggs as Director

OLD BRIDGE, New Jersey—August 11, 2020—Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced today the appointment of Rick Briggs to its board of directors.

Mr. Briggs is a highly experienced entrepreneur and senior operating executive with more than 30 years of experience developing innovative technology solutions for the senior living sector. He was the founder and president of Stellar Private Cable, Inc. dba “SeniorTV”, the nation’s first alternative private-network TV provider specializing in long-term care facilities and built his business into one of the most recognizable and trusted brands in the senior living industry. In 2018, Mr. Briggs sold Stellar Private Cable and the SeniorTV brand to Sentrics Holdings, LLC., a Texas based company specializing in the growth of senior living and development of associated technologies. Following the sale, Mr. Briggs served as Chief Marketing Officer for Sentrics and continued as president of Stellar and Senior TV through a transition period, culminating in his retirement earlier this year. SeniorTV, now Sentrics, has been and continues to be a long-time customer of Blonder Tongue. Mr. Briggs’ expertise includes deployment of satellite and cable television systems, resident internet using DOCSIS and Wi-Fi via existing coaxial as well as new fiber optic distribution methods, digital signage and community resident information channels, all of which comprise a significant segment of Blonder Tongue’s business. Mr. Briggs holds a Bachelor of Science degree in Advertising from Kent State University.

Commenting on Mr. Briggs appointment, Steven Shea, Blonder Tongue’s Chairman of the Board said: “We are very pleased to welcome Rick to our Board of Directors. As a private cable TV pioneer in the early 80’s offering analog solutions, to becoming a leader in today’s digital world, Rick is well versed in the operational challenges in the MDU, business to business, senior living and related hospitality technology spaces. His outstanding background will be invaluable in our continuing efforts to accurately anticipate the evolving needs of these market segments and design products and system solutions to address them.”

With regard to his joining the Blonder Tongue Board, Mr. Briggs said “Blonder Tongue has been a trusted supplier for SeniorTV since the company’s inception and a gold standard of reliability. They bring value to that market segment, with innovative solutions designed to position their customers for the future. Their reputation for solid high- performance equipment is well deserved. I look forward to working with the other members of the Board and the senior management team to help build their business, increase their market penetration and overcome the short-term challenges that the Company is facing in this current environment.”

Ted Grauch, the Company’s Chief Executive Officer also added: “The entire management team is excited to welcome Rick Briggs to our Board. Rick brings not only a wealth of subject matter expertise in a major segment of Blonder Tongue’s ongoing business but also a proven track record of accomplishments as a founder, business owner and leader. We believe Rick’s fantastic entrepreneurial experience and deep understanding of the business drivers in B-to-B internet and video service delivery are going to help us in our future strategic and product planning, and in many other ways. The Company has had a great working relationship with Rick for many years as a major customer, and we look forward to working even more closely in his new role as a Blonder Tongue Director.”

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, from which we have operated for over 50 years. The Company offers U.S. based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019. (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch
Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000